(4)(a)

                      SINGLE PREMIUM VARIABLE

                      IMMEDIATE ANNUITY POLICY
            --------------------------------------





To the policyowner:

Please read your policy carefully. This policy is a legal contract between you and the Company. The Annuitant and any Joint Annuitant are named in the policy. We will make Variable and/or Fixed Income Payments to the Annuitant(s) beginning on the date shown on page 3.

THIS POLICY'S VARIABLE INCOME PAYMENTS DEPEND ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT WHICH VARIES DAILY, AND MAY BE POSITIVE OR NEGATIVE. THEY ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

RIGHT TO CANCEL. You may return this policy to our Home Office within 10 days after its delivery for a refund equal to the Cancellation Payment.


                   For The Life Insurance Company of Virginia




                                    /s/Paul E. Rutledge


                                    PRESIDENT




o Single Premium Variable Immediate Annuity
o Income Payments for period specified
o No dividends
o Some values and benefits reflect investment experience



                      THE LIFE INSURANCE
                     COMPANY OF VIRGINIA

      6610 West Broad Street, Richmond, Virginia 23230

                       A STOCK COMPANY

                                TABLE OF CONTENTS
---------------------------------

Policy Data.......................................   3
Definitions.......................................   4
Introduction......................................   6
Separate Account..................................   6
Premiums..........................................   7
Income Payments...................................   8
Transfers.........................................   9
Owner, Annuitant and Beneficiary..................   9
Death Benefit.....................................  10
General Information...............................  10
Copies of any application, riders and endorsements follow page 11.



                                   DEFINITIONS
--------------------------------------------


AGE - The Age of the Annuitant(s) as of the Policy Date as shown on page 3.

ANNUITANT - The person named on page 3 whose Age and sex are used in determining the amount of the Income Payments. The Annuitant receives the Income Payments if no Joint Annuitant is named on page 3. If a Joint Annuitant is named on page 3, then the Annuitant receives the Income Payments in conjunction with the Joint Annuitant. The Annuitant cannot be changed.

ANNUITANT(S) - The Annuitant and any Joint Annuitant.

ANNUITY - Benefits in the form of a series of Income Payments.

ANNUITY COMMENCEMENT DATE - The date that is one Payment Period prior to the date of the initial Income Payment.

ANNUITY UNIT - Unit of measure used to calculate Variable Income Payments.

ASSUMED INTEREST RATE - The interest rate chosen by the Owner at issue that is used to calculate the number of Annuity Units and Unit Values. The Assumed Interest Rate is shown on page 3 and in any application.

BENEFICIARY - Person(s) to whom a death benefit, if any, will be paid. Person(s) to whom any Income Payments due after the death of the Final Annuitant will be paid.

CANCELLATION PAYMENT - The amount that will be paid to the Owner if the Policy is returned for a refund as provided in the Right To Cancel provision on the cover. (See General Information.)

THE COMPANY - The Life Insurance Company of Virginia. "We", "us" or "our" refers to the Company.

DUE DATE - Date as of which Income Payments are scheduled to be paid based on the date of the initial Income Payment and the Payment Period.

FINAL ANNUITANT - Annuitant if no Joint Annuitant is named at issue. Surviving Annuitant if an Annuitant and a Joint Annuitant are named at issue and one dies.

FIXED INCOME PAYMENT - The portion of the Income Payment shown on page 3 that is supported by the General Account and which does not vary in amount based on the investment experience of the Separate Account.

FUND - Any open-end management investment company or investment portfolio thereof, or unit investment trust or series thereof, in which an Investment Subdivision invests.

GENERAL ACCOUNT - Assets of the Company other than those allocated to the Separate Account or any other Separate Account of the Company.

GUARANTEED PERIOD - We will make Income Payments to the Annuitant(s) or the Beneficiary for any minimum period shown on page 3.

HOME OFFICE - Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

INCOME PAYMENT - One of a series of periodic payments made by the Company to the Annuitant(s). The Income Payment is the sum of any Fixed Income Payment and any Variable Income Payment.

INCOME PAYMENT PLAN - The plan shown on page 3 which along with the Age and sex of the Annuitant(s) determines the amount and duration of benefits available under this Policy. The Income Payment Plan cannot be changed.

INVESTMENT SUBDIVISION - Subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding Fund.

JOINT ANNUITANT - The person named on page 3 who receives the Income Payments along with the Annuitant. The Age and sex of the Joint Annuitant are used in combination with the Annuitant's Age and sex in determining the amount of the Income Payments. A Joint Annuitant cannot be changed.

NET ASSET VALUE PER SHARE - Value per share of any Fund at the end of any Valuation Period. The method of computing the Net Asset Value Per Share is described in the prospectus for the Fund.

NET PREMIUM FACTOR - The factor shown on page 3 that reflects the deduction from the single premium used in calculating the Net Premium Payment.

NET PREMIUM PAYMENT - Single premium times the Net Premium Factor, less any premium tax and any policy fee deducted from the single premium. The premium tax rate and any policy fee are shown on page 3.

OWNER / JOINT OWNERS - The Owner or Joint Owners of the Policy as shown on page 3 and in any application. "You" or "your" refers to the Owner or Joint Owners.

PAYMENT PERIOD - Period that indicates the frequency of Income Payments. The Payment Period is shown on page 3.

POLICY - This contract with any application and any riders and endorsements.

POLICY ANNIVERSARY - Same date in each Policy year as the Policy Date.

POLICY DATE - Date as of which the Company issues the Policy and as of which the Policy becomes effective. The Policy Date is shown on page 3 and is used to determine Policy years and Policy Anniversaries.

SEPARATE ACCOUNT - The segregated asset account of the Company shown on page 3.

SURVIVOR INCOME PAYMENTS - Income Payments that we will pay to the Final Annuitant if a Joint Annuitant is named at issue and the Annuitant or Joint Annuitant dies. We will pay Survivor Income Payments as specified on page 3.

UNIT VALUE - Unit of measure used to calculate the value of Annuity Units for each Investment Subdivision.

VALUATION DAY - For each Investment Subdivision, each day on which the New York Stock Exchange is open for business except for days that the Investment Subdivision's corresponding Fund does not value its shares.

VALUATION PERIOD - Period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

VARIABLE INCOME PAYMENT - The portion of the Income Payment shown on page 3 that varies in amount from one Income Payment to the next based on the investment experience of one or more Investment Subdivisions.

VARIABLE PAYOUT RATE - Factor used to calculate the number of Annuity Units. The Variable Payout Rate reflects the frequency and duration of Income Payments, and the Assumed Interest Rate. The Variable Payout Rate is shown on page 3.

         INTRODUCTION
         ----------------------------

         In return for the single premium and any application, we will pay Income Payments to the Annuitant(s). If a Joint Annuitant is named at issue, we will pay Survivor Income Payments to the Final Annuitant. Specifications for Income Payments are shown on page 3 and include:
(1)      date of first Income Payment;
(2)      frequency of Income Payments (Payment Period); and
(3)      any guaranteed duration of Income Payments (Guaranteed Period).

At the death of the Final Annuitant, Income Payments for any remaining Guaranteed Period will be paid to the Beneficiary when due.


SEPARATE ACCOUNT
--------------------------------------------


The Separate Account named on page 3 supports the operation of this Policy and certain other variable annuity policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable annuities.

We own the assets in the Separate Account. These assets are held separately from our other assets and are not part of our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the Commonwealth of Virginia which regulate the operations of insurance companies incorporated in Virginia. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the Commonwealth of Virginia. The approval process is on file with the Insurance Commissioner in the state in which this Policy was delivered.

INSULATION OF ASSETS

The portion of the assets of the Separate Account which equals the reserves and other policy liabilities of the policies which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

INVESTMENT SUBDIVISIONS

The Separate Account is divided into Investment Subdivisions. The income, gains and losses, realized or unrealized, from the assets allocated to an Investment Subdivision are credited to or charged against such Investment Subdivision, without regard to other income, gains or losses of the Company.

The Investment Subdivisions available under this Policy are shown on page 3. Each Investment Subdivision invests exclusively in shares of a corresponding Fund. Shares of a Fund are purchased and redeemed for an Investment Subdivision at their Net Asset Value Per Share. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at its Net Asset Value.

CHANGES TO THE SEPARATE ACCOUNT AND INVESTMENT SUBDIVISIONS

Where permitted by applicable law, the Company may:
  1.              create new Separate Accounts;
  2.              combine Separate Accounts, including the Separate Account;
  3. transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Separate Account;
  4. add new Investment Subdivisions to or remove existing Investment Subdivisions from the Separate Account or combine Investment Subdivisions;
  5. make Investment Subdivisions (including new Investment Subdivisions) available to such classes of policies as we may determine;
  6.              add new Funds or remove existing Funds;
  7. substitute new Funds for any existing Fund whose shares are no longer available for investment;
  8. substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;
  9.              deregister the Separate Account under the Investment Company
                  Act of 1940; and
 10. operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

VALUATION OF SEPARATE ACCOUNT ASSETS

We will value the assets of the  Separate  Account each  Valuation  Day at their
fair  market  value  in  accordance  with  accepted  accounting   practices  and
applicable laws and regulations.

NET INVESTMENT FACTOR

The net investment factor is used to measure the investment performance of an Investment Subdivision. The net investment factor for any Investment Subdivision for any Valuation Period is determined by (a) divided by (b), minus (c), where:
(a) is the result of: 1. the value of the assets in the Investment Subdivision at the end of the preceding Valuation Period; plus 2. the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus 3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus 4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and (b) is the value of the assets in the Investment Subdivision at the end of the preceding Valuation Period; and (c) is a factor for the Valuation Period representing the charge for mortality and expense risks we assume and for administrative expenses deducted from the Investment Subdivision. The annual rate for these charges is shown on page 3.


PREMIUMS
--------------------------------------------

SINGLE PREMIUM

The single premium is due on the Policy Date. The Net Premium Payment is the single premium times the Net Premium Factor, less any premium tax charge and any policy fee. The Net Premium Factor, any premium tax charge and any policy fee are shown on page 3.

ALLOCATION OF NET PREMIUM PAYMENT

The allocation of your Net Premium Payment between Fixed Income Payments and Variable Income Payments is shown on page 3. Any portion of your Net Premium Payment allocated to Fixed Income Payments will always remain allocated to Fixed Income Payments. Any portion of your Net Premium Payment allocated to Variable Income Payments will always remain allocated to Variable Income Payments.

The portion of your Net Premium Payment allocated to Fixed Income Payments will become part of our General Account on the Policy Date. The portion of your Net Premium Payment allocated to Variable Income Payments will be directly converted to Annuity Units as of the Policy Date.


INCOME PAYMENTS
--------------------------------------------


This Policy provides Income Payments periodically to the Annuitant(s), as described on page 3. Income Payments can be fixed or variable, as described below. You can allocate a portion of your Net Premium Payment to each type of Income Payment. The total Income Payment will be the sum of the Fixed Income Payment and the Variable Income Payment.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the Policy Date, unless the initial Income Payment is deferred. The Annuity Commencement Date is one Payment Period prior to the Due Date of the initial Income Payment.

FIXED INCOME PAYMENTS

The amount, frequency, and duration of any Fixed Income Payments are shown on page 3.

VARIABLE INCOME PAYMENTS

Variable Income Payments will reflect the investment experience of the Investment Subdivisions you selected. The amount of each Variable Income Payment is calculated as of the date five Valuation Days prior to its Due Date. The value of the Annuity Units for each Investment Subdivision is the number of Annuity Units for the Investment Subdivision times the applicable Unit Value for the Investment Subdivision as of the calculation date. The dollar value of the total Variable Income Payment is the sum of the value of the Annuity Units for each Investment Subdivision.

Annuity Units: The number of Annuity Units in an Investment Subdivision is determined by multiplying (a) and (b) and dividing the result by (c) where: (a) is the Net Premium Payment allocated to the Investment Subdivision on the Policy Date, plus interest at the Assumed Interest Rate for the period, if any, from the Policy date to the Annuity Commencement Date divided by $1,000; (b) is the Variable Payout Rate for the Policy; and (c) is the applicable Unit Value of the Investment Subdivision on the Policy Date.

Thereafter, the number of Annuity Units remains fixed unless there is a transfer of Annuity Units. (See Transfers.)

Unit Value: The Unit Value of each Investment Subdivision was arbitrarily set when the Investment Subdivision began operations. Thereafter, for a given Assumed Interest Rate, the Unit Value of each Investment Subdivision for any Valuation Period is equal to (a) times (b) times (c) where: (a) is the net investment factor of the Investment Subdivision for the Valuation Period; (b) is the applicable Unit Value for the preceding Valuation Period; and (c) is the applicable investment result adjustment factor for the Valuation Period.

The investment result adjustment factor recognizes the Assumed Interest Rate shown on page 3 and the number of days in the Valuation Period. The adjustment is made to offset the investment return assumed in the Variable Payout Rate.

TRANSFERS
--------------------------------------------


Transfer of Annuity Units of a particular Investment Subdivision for a particular Assumed Interest Rate may be made to Annuity Units of another Investment Subdivision based on the same Assumed Interest Rate. Transfers will be effective as of the end of the Valuation Period during which your request for transfer is received at our Home Office. You must request Annuity Unit transfers in writing or in any other form acceptable to us. No charge is imposed for transfers of Annuity Units. The amount of the Variable Income Payment as of the date of the transfer will not be affected by the transfer.

We reserve the right to limit the number of transfers to four each calendar year. We reserve the right to limit the number of transfers if it is necessary for the Policy to continue to be treated as an annuity policy. Also, we reserve the right to refuse to execute any transfer if any of the Investment Subdivisions that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Investment Subdivision invests. No transfer will be allowed between the portion of your Net Premium Payment allocated to Fixed Income Payments and the portion of your Net Premium Payment allocated to Variable Income Payments.

If the number of Annuity Units remaining in an Investment Subdivision after the transfer is less than 1, we will transfer the remaining Annuity Units in addition to the amount requested. We will not allow a transfer into any Investment Subdivision unless the number of Annuity Units of that Investment Subdivision after the transfer is at least 1.

The number of Annuity Units resulting from a transfer is equal to (1) times (2) divided by (3) where: (1) is number of Annuity Units of the current Investment Subdivision being transferred from; (2) is the Unit Value of the Investment Subdivision being transferred from; and (3) is the Unit Value of the Investment Subdivision that Annuity Units are being transferred to.


OWNER, ANNUITANT AND BENEFICIARY
--------------------------------------------


THE OWNER

You have rights while this Policy is in force, subject to the rights of any Beneficiary named irrevocably, and any assignee under an assignment filed with us.

Joint Owners own the Policy equally with the right of survivorship. Right of survivorship means that if a Joint Owner dies, his or her interest in the Policy will pass to the surviving Joint Owner.

You can change the Owner. You can also change any Beneficiary, if you reserved this right. A Beneficiary named irrevocably may be changed only with that person's written consent. To make a change, send a written request to us. The request must be in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

If a trust is named the Owner of this Policy and exercises ownership rights or claims benefits, we do not have to verify that the trust is or was in effect. We do not have to verify that the trustee is acting within the scope of his/her authority. Payment of Policy benefits to the trust will release us from all obligations under the Policy to the extent of the payment. When we make a payment to the trust, we do not have to verify that the payment is used according to the trust agreement terms.

USING THE POLICY AS COLLATERAL FOR A LOAN

If the Owner and the Annuitant are the same person and no Joint Annuitant is named on page 3, then this Policy can be assigned as collateral security for a loan. We must be notified in writing if you assign the Policy. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of a Beneficiary may be affected by an assignment.

THE ANNUITANT

The Age and sex of the Annuitant and any Joint Annuitant may be used to determine the amount and duration of Income Payments.

THE BENEFICIARY

A Beneficiary may be named. Any original Beneficiary is shown in the application if an application is attached to this Policy. If an application is not attached and you wish to name a Beneficiary, you may do so by sending a written request to our Home Office. If more than one Beneficiary is named, any Income Payments due after the death of the Final Annuitant will be paid in equal shares to the surviving Beneficiaries, unless you have otherwise requested.

If no Beneficiary survives the Final Annuitant, any Income Payments due will be paid to you or to your estate. If a Beneficiary dies before the eighth day after the death of the Final Annuitant, we will pay any Income Payments due as if the Beneficiary had died before the Final Annuitant.


DEATH BENEFIT
--------------------------------------------

If the Annuitant, any Joint Annuitant, or any Owner dies prior to the Annuity Commencement Date, this Policy will be terminated. Upon receipt of due proof of death, we will pay to the Beneficiary a death benefit equal to the single premium less the dollar amount of any Income Payments already made. Due proof of death is required within 90 days of death or as soon as reasonably possible.

If the Annuitant, any Joint Annuitant, or any Owner dies on or after the Annuity Commencement Date and before the entire interest in the Policy has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the death.


GENERAL INFORMATION
--------------------------------------------


ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you an annual statement. The statement will show Income Payments made during the Policy year, Annuity Units and Unit Values.

CALCULATION OF VALUES

The benefits provided under this Policy are not less than any that may be required by the state where this Policy was delivered.

CANCELLATION PAYMENT AMOUNT

If the Policy is canceled as described on the cover, the amount payable to the Owner as of the date we receive the refund request is (a) multiplied by (b), plus (c) minus (d), where: (a) is (1) divided by (2), where: (1) is the amount that would be payable as an Income Payment on that date, adjusted by the Assumed Interest Rate for the number of days since the Policy Date; (2) is the amount that would be payable as an Income Payment on the Policy Date; (b) is the Net Premium Payment; (c) is any charges deducted from the single premium; and (d) is any Income Payments made prior to that date.

EVIDENCE OF DEATH, AGE, SEX OR SURVIVAL

We will require proof of death before we act on Policy provisions relating to death of any person. We may require proof of Age, sex or survival before we act on Policy provisions dependent upon Age, sex or survival.

INCONTESTABILITY

We cannot contest this Policy.

MISSTATEMENT OF AGE OR SEX

If the Annuitant(s)'s Age or sex was misstated by the applicant and used to calculate benefits, we will change the amount of the Income Payments. Any new amount will be determined using the correct Age and sex. To correct for any previous overpayment or underpayment, we will adjust the next and/or future payments using an annual interest rate of 3%.

NONPARTICIPATING

This Policy is not a participating Policy.  No dividends are payable.

THE POLICY AND ITS PARTS

The Policy is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only our President or one of our Vice-Presidents can give our approval.

POSTPONEMENT OF PAYMENTS

We will usually pay any Income Payment within seven days of the Due Date. We will usually pay any death benefit due within seven days after we receive due proof of death. Income Payments and death benefits may be postponed whenever:
(a) the New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or (b) the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or (c) an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practical or it is not reasonably practical to determine the value of net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it is drawn.

WRITTEN NOTICE

Any written notice to us should be sent to our Home Office. Please include the Policy number and Annuitant(s)'s full name.

Any notice we send to you will be sent to the last known address on file with our Company. You should request an address change form if you move.

                             SINGLE PREMIUM VARIABLE

  IMMEDIATE ANNUITY POLICY

                --------------------------------------

o Income Payments for period specified
o No dividends
o Some values and benefits reflect investment experience

                --------------------------------------



           THE LIFE INSURANCE

           COMPANY OF VIRGINIA